UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

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Date of Report (Date of earliest event reported):

January 4, 2016

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MOCON, INC.

(Exact name of registrant as specified in its charter)

Minnesota	000-09273	41-0903312
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

7500 Mendelssohn Avenue North Minneapolis, MN	55428
(Address of principal executive offices)	(Zip Code)

(763) 493-6370

(Registrant’s telephone number, including area code)

Not applicable.

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

(a)     Each of our executive officers is a party to our Executive Severance Agreement, the form of which was previously filed as Exhibit 10.11 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2007. Section 2.2 of this Agreement provided for the automatic acceleration of all option awards held by our executive officers upon a change of control of MOCON, regardless of whether there was a termination of employment event (a so-called “single trigger” acceleration). On December 30, 2015, the Compensation Committee of the Board of Directors of MOCON, Inc. voted to amend this provision to provide for acceleration of all incentive awards issued under plans approved by our shareholders upon a change of control of MOCON only if there was a not for cause or a “good reason” termination of employment, in connection with, or within 24 months following, a change of control of MOCON (a so-called “double trigger” acceleration). Accordingly, each of our executive officers will be a party to our Executive Severance Agreement, as amended as described in this paragraph.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(e)     Fiscal 2016 Base Salaries. On December 30, 2015, the Compensation Committee approved base salary increases for MOCON’s executive officers to be effective January 1, 2016. The fiscal 2016 base salaries for MOCON’s executive officers, as set forth in the table below, represent an increase of three percent (rounded to the nearest thousand) over each such individual’s base salary for 2015 for each of Mr. Demorest and Mr. DeMorett and five percent for Ms. Lindsoe. Ms. Lindsoe’s percentage increase was higher than that of our other two executive officers due to her roles and responsibilities and market data.

Name	Title	2016 Base Salary
Robert L. Demorest	Chairman of the Board, President and Chief Executive Officer	$397,000
Elissa Lindsoe	Vice President, Chief Financial Officer, Treasurer and Secretary	$252,000
Donald N. DeMorett	Chief Operating Officer	$268,000

Fiscal 2015 Incentive Pay Plan. In addition to base compensation, MOCON provides its executive officers and other employees a direct financial incentive to achieve MOCON’s annual financial, earnings and other goals through an Incentive Pay Plan. The Incentive Pay Plan was filed as Exhibit 10.1 to our Form 8-K filed on December 29, 2014.

The Incentive Pay Plan has three components: Our operating income, revenue growth and specified objectives. The weighting of these components can change each year. The weighting of each component for 2016 for MOCON’s executive officers, are as follows:

●	Operating Income (50%)

●	Revenue Growth (25%)

●	Specified Objectives (25%)

On December 30, 2015, the Compensation Committee set the target amounts for the operating income and revenue growth components of the Incentive Pay Plan. The specified objectives for executive officers will be determined by the Compensation Committee in January 2016. Although the targets for operating income and revenue growth are confidential, the 2016 aggregate percentages of salary at target (with target for the specified objectives component being achievement of all of the objectives) for the components range from fifty percent to sixty-five percent of 2016 base salary earned. The actual incentive paid will be based on the percentage of the goal achieved for each component, up to a maximum of one hundred seventy percent for the operating income and revenue growth components and one hundred percent for the specific objective component. The fiscal 2016 Incentive Pay Plan components and percentages of salary were set forth in resolutions adopted by the Compensation Committee and are not otherwise set forth in any written agreements between MOCON and the executive officers.

Fiscal 2016 Special Performance Related Bonuses. The Compensation Committee also established a special performance related bonus arrangement for each of the three executive officers listed above to further motivate these individuals to attain certain company-related performance goals in addition to the profitability, revenue growth and objectives goals covered under MOCON’s Incentive Pay Plan. While the specific special performance goals remain confidential, if achieved, the bonuses will be in the form of an extra week of paid vacation and an all-expense paid trip up to maximum amounts ranging from $15,000 to $20,000. The terms of the fiscal 2016 special performance related bonuses were set forth in resolutions adopted by the Compensation Committee and are not otherwise set forth in any written agreements between MOCON and the executive officers.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MOCON, INC.

Dated: January 4, 2016	By:	/s/	Elissa Lindsoe
Elissa Lindsoe
Vice President, Chief Financial Officer,
Treasurer and Secretary